Exhibit 99.1

Press Release

                             RELM WIRELESS ANNOUNCES
                  FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS

WEST MELBOURNE, Fla, April 10, 2003 - RELM Wireless Corporation (NASDAQ: RELM) today announced its operating results for the fourth quarter and year ended December 31, 2002.

Revenue for the fourth quarter of 2002 was $2.3 million, compared with $5.7 million for the same quarter last year. Fourth quarter net loss was $2.2 million, or ($0.26) per diluted share, compared with net income of $51,000, or $0.01 per diluted share, for the fourth quarter of the prior year. Net loss for the fourth quarter of 2002 includes non-recurring charges totaling approximately $0.7 million.

Year-end 2002 revenue was $16.0 million compared with $22.8 million for the prior-year period. Net loss for the year 2002 was $3.6 million, or ($0.47) per diluted share, compared with net income of $0.1 million, or $0.02 per diluted share, for the prior-year period. Net loss for 2002 includes non-recurring charges totaling approximately $1.6 million.

The results for the fourth quarter and the year ended December 31, 2002 were largely impacted by reduced sales of BK Radio-branded products to two of the Company's largest federal government customers. Additionally, customer demand in the business and industrial market segment was weak throughout 2002 compared to the prior year, reflecting the sustained challenging economic conditions.

Responding to softening sales, the Company implemented key strategic initiatives in December 2002, including restructuring its sales and management organization and the hiring of a new executive sales management team. The new team brings to RELM a history of sales and marketing success with another large land mobile radio manufacturer and with other leading companies within the telecommunication industry. Additionally, the Company re-deployed other staff to focus entirely on critical new product introductions.

For the year 2002, gross profit margins were 26.4% compared with 29.0% for the prior year. Due to lower volumes, unabsorbed manufacturing overhead costs were incurred as period expenses, adversely impacting cost of sales and gross profit margins. Accordingly, the Company reduced manufacturing staffing and related expenses during the fourth quarter. For the year 2002, selling, general, and administrative costs (SG&A) increased 9.3% to $6.5 million compared with $5.9 million for the same period last year. The increase is attributed primarily to expenses associated with new product development, and certain non-recurring charges.

The Company's financial results for the fourth quarter and year-end 2002 include several non-recurring charges. These charges totaled approximately $1.6 million, of which $0.7 million were incurred during the fourth quarter. Allowances totaling approximately $1.1 million were established for two notes receivable from the purchasers of the assets of our former paper manufacturing and specialty-manufacturing subsidiaries. The businesses and events associated with these notes are legacies from before 1997 and are not at all related to land mobile radio operations. In addition to the notes, the remaining book value (approximately $300,000) of certain technology and investment banking agreements was written-off. Lastly, severance and other expenses (approximately $200,000) were incurred, associated with the restructuring of our sales and marketing organization.

The Company's independent auditors have indicated in their report on our consolidated financial statements for the year ended December 31, 2002 that substantial doubt exists about the Company's ability to continue as a going concern because of the substantial net loss from operations for the year ended December 31, 2002 and because the Company is in default under the terms of its credit agreement.

                                     -MORE-

Because of the default, under the terms of the credit agreement, the lender may demand immediate payment of all amounts owed. The lender has not made such a demand. If such a demand were made the Company would have to find alternative financing or severely curtail or cease operations. Based upon discussions with the lender, the Company anticipates entering into a forbearance agreement. The Company believes that this agreement will have a term of 90 days and will increase the current interest rate (prime rate plus 1.25%) by 2%. The agreement may be reviewed for renewal at the end of its term. The Company is seeking a replacement line of credit to fund its working capital demands.

David P. Storey, President and Chief Executive Officer commented: "2002 proved to be an extremely challenging year, given lower revenues from our two largest customers, certain non-recurring charges, and industry-wide softness. Despite obstacles, we are aggressively addressing our challenges and have already implemented clearly defined initiatives for improvement in 2003 and we remain optimistic about our future prospects.

"We made significant progress on new product development during the year, which resulted from the success of our public rights offering in the first quarter 2002. Our first digital product is complete and has been approved for use by the FCC. It is also in the process of being tested by the U. S. Department of Interior (DOI) for inclusion on their contract. The first four ESAS system installations are complete and set the stage for additional systems sales going forward. Late in the year we also introduced a new family of products, the RP Series, for business and industrial users. We believe that all these new products, and others that are in development, combined with our new sales and marketing team, will serve as a solid foundation on which to grow the business profitably."

For over 55 years, RELM has manufactured and marketed two-way FM business-band radios as well as high-specification public safety mobile and portable radios, repeaters and accessories, base station components and subsystems. Products are manufactured and distributed worldwide under RELM Communications, Uniden PRC and BK Radio brand names. The company maintains its headquarters in West Melbourne, Florida and can be contacted through its web site at www.relm.com or directly at 1-800-648-0947.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act Of 1995 and is subject to the safe-harbor created by such act. These forward-looking statements concern the Company's operations, economic performance and financial condition and are based largely on the Company's beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors and risks include, among others, the following: the factors described in the Company's filings with the Securities and Exchange Commission; general economic and business conditions; changes in customer preferences; competition; changes in technology; changes in business strategy; the indebtedness of the Company; quality of management, business abilities and judgment of the Company's personnel; and the availability, terms and deployment of capital. Certain of these factors and risks, as well as other risks and uncertainties are stated in more detail in the Company's Annual Report on Form 10-K. These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

                                      # # #

                          (FINANCIAL TABLES TO FOLLOW)

                            RELM WIRELESS CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                      (In Thousands, Except Per Share Data)

                                                          THREE MONTHS ENDED             YEAR ENDED
                                                        ----------------------      ----------------------
                                                              (Unaudited)
                                                        12/31/02      12/31/01      12/31/02      12/31/01
                                                        --------      --------      --------      --------
Sales                                                      2,316         5,678        15,978        22,809

COSTS & EXPENSES:
Cost Of Sales                                              2,150         3,978        11,760        16,190
SG&A                                                       2,117         1,548         6,476         5,926
Loss On Notes Receivable                                     175             0         1,075             0
                                                        --------      --------      --------      --------
Total Costs & Exp                                          4,442         5,526        19,311        22,116

Operating Income (Loss)                                   (2,126)          152        (3,333)          693

OTHER INCOME (EXPENSE):
Interest expense                                            (120)         (127)         (456)         (579)
Other Income (Expense)                                        22            26           158             8
                                                        --------      --------      --------      --------

Income (Loss) From Continuing Operations                  (2,224)           51        (3,631)          122

Tax Expense (Benefit)                                          0             0             0             0
                                                        --------      --------      --------      --------

Net Income (Loss)                                       $ (2,224)     $     51      $ (3,631)     $    122
                                                        ========      ========      ========      ========

Earnings (Loss) per share - basic                       $  (0.26)     $   0.01      $  (0.47)     $   0.02
                                                        ==================================================

Earnings (Loss) per share - diluted                     $  (0.26)     $   0.01      $  (0.47)     $   0.02
                                                        ==================================================

Weighted Average Common Shares Outstanding, Basic          8,540         5,346         7,787         5,346
Weighted Average Common Shares Outstanding, Diluted        8,540         5,404         7,787         5,383



Contact:
         Porter, Le Vay & Rose, Inc.
         Linda Decker or Catherine Hay
         212-564-4700
         or
         RELM Wireless Corporation
         William P. Kelly, 321/984-1414